                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                              (AMENDMENT NO.   )

Filed by the Registrant                                      [ ]
Filed by a party other than the Registrant                   [X]

     Check the appropriate box:

     [ ]  Preliminary Proxy Statement

     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     [ ]  Definitive Proxy Statement

     [X]  Definitive Additional Materials

     [ ]  Soliciting Material Pursuant  to Section 240.14a-12


                         MORTON'S RESTAURANT GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                            BFMA HOLDING CORPORATION
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    (Name of Persons(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.

     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.

          (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

          (2)  Aggregate number of securities to which transaction applies:

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          (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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

          (4)  Proposed maximum aggregate value of transaction:

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          (5)  Total fee paid:

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     [ ]  Fee paid previously with preliminary materials:
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     [ ]  Check box if any part of the fee is offset as provided by Exchange Act
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

                            BFMA HOLDING CORPORATION
                         50 EAST SAMPLE ROAD, SUITE 400
                             POMPANO BEACH, FL 33064

                                                                     May 2, 2001

Dear Fellow Shareholder:

                     PROTECT THE VALUE OF YOUR INVESTMENT IN
              MORTON'S RESTAURANT GROUP, INC. (TICKER SYMBOL: MRG)

     We recently sent you a proxy statement and BLUE proxy card in connection with the upcoming meeting of Morton's shareholders. BFMA and its officers and directors own 9.3% of the outstanding shares of Morton's, and BFMA currently seeks your support in order to effect important changes at Morton's. We believe that the current management and Board of Directors of Morton's have NOT been acting in your best interests. It is time now to make sure the Board is focused on maximizing shareholder value for ALL Morton's shareholders. To protect your investment, we urge you to sign, date and return the enclosed BLUE proxy card TODAY.

     You may also have recently received mailings from Allen Bernstein, the current Chairman and CEO of Morton's. We believe that his letters were a blatantly misleading attempt to distract your attention from the real issues in this election. IN OUR LETTER TO YOU TODAY, WE WANT TO SET THE RECORD STRAIGHT.


                        THE REAL ISSUES IN THIS ELECTION

     o Morton's shares have underperformed the overall market - in fact, over the last eight years, you would have done better depositing your money in a savings account. Allen Bernstein and his Board are responsible for the low value and illiquid nature of the shares and for the shares trading at very low multiples.

     o There is substantial value in Morton's that Allen Bernstein and his Board have failed to deliver to you - primarily due to poor business and financial judgment, excessive overhead spending and dilution to value through excessive option grants to themselves.

     o Allen Bernstein and Tom Baldwin, the current CFO of Morton's, have enriched and entrenched themselves at your expense through high salaries, bonuses and cheap options and through a poison pill, a staggered board and lucrative employment and change of control agreements. They have actively resisted other expressions of interest in acquiring Morton's.

     o Allen Bernstein has made baseless attacks on the BFMA nominees and principals when he should be concerned about his own track record. The public record portrays many failures in his past.

     o BFMA has made a fully financed offer to purchase ALL of the Morton's shares for $28.25 per share in cash -- a premium of 36% above the weighted average closing price of the shares for the 20 trading days prior to May 1, 2001, the day BFMA announced its offer, and higher than Morton's shares have ever traded.

     o BFMA is waging this proxy battle to give you - the shareholders - an opportunity to tell management that you want the company put up for sale NOW. If Allen Bernstein and his crony Board don't immediately commit to a process to put the company up for sale, you should remove them from the board and let the BFMA nominees pursue a sale.

     o   The BFMA nominees are committed to the sale process that will allow you
         - the true owners of the company - to receive the real value of the Morton's shares.

     o The time is now -- You must act now before they grant themselves more of your Company. Management has already granted themselves options that give them approximately 22% of the upside in the value of the company.

                         YOUR VOTE FOR THE BFMA NOMINEES
                  IS A VOTE FOR AT LEAST $28.25 PER SHARE - NOW

     BFMA has made an offer to acquire Morton's for $28.25 per share in cash; however, this proxy fight is not just about your right to vote on our offer. We are requesting that a sale process be initiated and that BFMA be given a fair chance to participate in that process.

     You have a simple but important choice to make: you can support the status quo and suffer with a low multiple, low value and illiquid stock and watch management issue themselves more of your value OR you can vote for the BFMA nominees, telling Morton's management and Board that you are tired of their delay and you want them to explore a sale of the company - NOW.

     The BFMA nominees are committed to affording the Morton's shareholders, the TRUE owners of the company, the opportunity to consider BFMA's offer as well as any other potential transactions that would provide a greater value to Morton's shareholders. BFMA has offered to purchase all of the shares of Morton's for $28.25 per share in cash and will consider offering a higher price if Morton's management and Board are able to demonstrate value not apparent in the publicly available information.

     We believe that, if you vote for Messrs. Bernstein, Baldwin and Castle, the incumbent Board members will continue to enrich themselves at your expense and will resist exploring real opportunities to maximize the value of your shares. We believe they have actively resisted other potential buyers that have expressed interest in the past. We are convinced that the incumbent Board and management are NOT acting in your best interest.

                       MORTON'S STOCK PERFORMS VERY POORLY

     MR. BERNSTEIN CLAIMS: They [Mr. Bernstein and Mr. Baldwin] "share your interest in maximizing shareholder value."

     THE TRUTH IS: This just isn't so. While Messrs. Bernstein and Baldwin may publicly state that they have an interest in maximizing your shareholder value, it appears that shareholder value has been maximized only for them. In fact, most shareholders have not done well at all. This proxy contest is as much about Morton's poor share price performance during Messrs. Bernstein's and Baldwin's tenure with Morton's as it is about BFMA's commitment to maximize shareholder value through a fair and efficient sale process.

     Mr. Baldwin even told BFMA that Morton's does not mind the low share price because "it's the long term value of the shares they care about." This seems clear because Morton's feeble return to shareholders over the last few years is indisputable. The graph below demonstrates that, although the share price may have risen recently, the performance of Morton's common stock over the last nine years (the period for which stock price data is available), relative to alternative investment opportunities, has been terrible. A $100 investment in Morton's common stock on December 31, 1992 was worth approximately $135 on December 31, 2000. If you had invested the same $100 in the S&P 500 Index, the Russell 2000 Index or the Dow Jones Industrial Index, your investment would have been worth $303, $219 and $327, respectively, on December 31, 2000. This means that on average your investment in these indexes would have been worth more than twice your investment in Morton's. The following chart illustrates the point. The comparative price performance has been calculated as of the last trading day of each calendar year for the last nine years, assumes an initial investment of $100 on December 31, 1992 and does not account for any reinvestment of dividends.

                                [GRPHIC OMITTED]


                 1992     1993     1994     1995     1996     1997     1998     1999     2000
                 ----     ----     ----     ----     ----     ----     ----     ----     ----
Morton's         $100      $78      $76      $71     $107     $129     $120      $98     $135
S&P 500          $100     $107     $105     $141     $170     $223     $282     $337     $303
Russell 2000     $100     $117     $113     $143     $164     $198     $191     $228     $219
Dow Jones        $100     $114     $116     $155     $195     $240     $278     $348     $327
(Source:  Bigcharts.com)

     Is this what Messrs. Bernstein and Baldwin believe is "maximizing shareholder value"? Morton's shareholders would have had greater returns over the last nine years by depositing their money in a savings account rather than investing in Morton's common stock.

                MANAGEMENT'S POOR BUSINESS AND FINANCIAL JUDGMENT

     MR. BERNSTEIN CLAIMS: "We are proud of our exceptional track record. Morton's performance over the years has earned us recognition as one of the restaurant industry's great success stories."

     THE TRUTH IS: While Mr. Bernstein has a long track record, based on his 30 years as a restaurant executive, it is far from "exceptional." In fact, when we looked back at his record, we had difficulty finding an example of a success he has had as a restaurateur. Prior to 1975, we understand Mr. Bernstein was involved with a number of Hardees franchises that ultimately closed. From 1978 to 1981, he served as CEO of Wenco Food Systems, Inc., a New York City franchisee of Wendy's restaurants. We believe that Wenco was sold because it was dangerously close to bankruptcy. In 1983, Mr. Bernstein co-founded Le Peep Restaurants, Inc., a restaurant chain catering to the upscale breakfast crowd. Mr. Baldwin worked for Mr. Bernstein at Le Peep. In 1989, Mr. Bernstein was first replaced as CEO and then resigned as Chairman of the Board and a director of Le Peep, after Le Peep had posted net losses of $3.8 million in 1985, $4.5 million in 1986, $3.7 million in 1987 and $5.6 million in 1988. Le Peep was delisted from Nasdaq in June 1989.

     Now let's look at Mr. Bernstein's and Mr. Baldwin's "exceptional" track record while at Morton's and its predecessor, Quantum Restaurant Group. There is no denying the success of Morton's of Chicago. However, Morton's of Chicago's success appears to be mainly a function of the well-developed infrastructure put into place by the co-founders of the chain and the operating management in Chicago. While Morton's of Chicago was growing, Messrs. Bernstein and Baldwin were busy buying and destroying other restaurant concepts. First, there was the Santa Fe steakhouse debacle. Under Mr. Bernstein's management, Morton's made a $5.5 million investment in the chain in 1993 and wrote off the entire amount less than one year later. Then, Messrs. Bernstein and Baldwin oversaw the operations of both Mick's and Peasant Restaurants which Morton's purchased in 1988 for $11.6 million. From 1994 to 1998 Morton's wrote off $31.5 million related to these chains. In addition, Morton's bought out one of the minority investors in Mick's and Peasant in July 1994 and, in January 1995, less than a year later, had to write off the entire investment. Messrs. Bernstein and Baldwin also oversaw the operations of Lombardi's and Bertolini's. Lombardi's was an Italian dining concept opened in 1992. About one year after the development of Lombardi's, the company became embroiled in a litigation with Mr. Lombardi. The company terminated the employment of Mr. Lombardi and Mr. Lombardi alleged libel against the company. Ultimately, Morton's settled the litigation in 1995 and took a pre-tax charge of $2.2 million. From 1998 to 2000, Morton's wrote off another $17.1 million related to the closing of most of its Bertolini's restaurants. What is even more troubling is that, even after all of those mishaps, management indicates in its public filings that "... the Company has investigated, and may possibly continue to investigate, the acquisition of other restaurant concepts."

     Let's now turn to Morton's financial performance. In our view, a solid business plan would entail restaurant revenues and contributions from those restaurants growing faster than the company's marketing, promotion, general and administrative (SG&A) and other expenses to lead to higher pre-tax and net profits. This is not what happened at Morton's. From fiscal 1998 to fiscal 2000, revenues grew at a compounded annual rate of 14.4%, while pre-tax, pre-extraordinary charge income only grew at a 2.2% compounded annual rate. We would compare the revenue growth rate to net income growth, but, due to all of the "non-recurring" charges, net income has been so volatile it is hard to make a comparison. Even after all of the blow-ups, charges and write-offs, and despite the fact that there is really only one operating subsidiary, Morton's of Chicago - Bertolini's has only five restaurants left and does not appear to be growing - Morton's still has not reduced its overhead. Now with the first down quarter in fifteen years at Morton's we fear that this great concept may be in jeopardy if left in the hands of Messrs. Bernstein and Baldwin.

     An effective management team would have cut overhead as the complexity of the business decreased. Not Allen Bernstein and Tom Baldwin. Morton's employs more than 100 corporate and office personnel and has approximately 10,000 square feet office space for many of these corporate and office personnel in New Hyde Park, close to the home of Mr. Bernstein. Moreover, Messrs. Bernstein and Baldwin spend more than $3 million each year on non-advertising marketing and promotional expenses. What is this money used for? Mr. Bernstein purportedly spends approximately $250,000 each year for floor seats at New York Knicks games. We also understand that Morton's has "the best seats" at certain other sporting venues. What customer is large enough to justify such expenses? Why did marketing and promotional spending go up in the first quarter of 2001 by almost $323,000 (a 17.2% increase)? Maybe it's the free steaks and wine for the Board and others.

     During the nine years since Morton's became a public company, the company has taken a "non-recurring" charge in every year except one. (See below) The charges total to approximately $62.8 million, or more than $15 per currently outstanding share. How frequently do charges have to occur before they can no longer be considered "non-recurring"?


------------------------------------------------------------------------------------------------------------
                                  WRITE-OFF'S AND "NON-RECURRING" CHARGES
------------------------------------------------------------------------------------------------------------
YEAR                                                                                    CHARGE      TOTAL
------------------------------------------------------------------------------------------------------------
1992         Extraordinary charge related to early retirement of debt                   $3.8         3.8
------------------------------------------------------------------------------------------------------------
1993         Litigation settlement and related charges (Kennedy)                         0.5         0.5
------------------------------------------------------------------------------------------------------------
1994         Write-off investment in affiliate (Santa Fe USA - steakhouses)              5.5          -
             Write-off development costs for Mick's and Peasant                          0.6         6.1
------------------------------------------------------------------------------------------------------------
1995         Write-off of assets related to Mick's and Peasant                           8.3          -
             Costs of closing (lease termination costs) Mick's and Peasant               7.2          -
             Litigation settlement and related charges (Lombardi)                        2.2        17.7
------------------------------------------------------------------------------------------------------------
1996         Write-down of Mick's and Peasant restaurant assets in sale                 11.5        11.5
------------------------------------------------------------------------------------------------------------
1997         Litigation expense and related charges (Kirkland v. Fritsch)                2.3         2.3
------------------------------------------------------------------------------------------------------------
1998         Write-down of Bertolini's assets                                           11.9          -
             Accrual of Bertolini's lease exit and related costs                         4.2          -
             Impairment charge on residual interest in Mick's and Peasant                2.2          -
             Expense for leases and other of Mick's and Peasant                          1.7        19.9
------------------------------------------------------------------------------------------------------------
1999         Pre-tax benefit for settled litigation (over-accrual)                      (0.2)       (0.2)
------------------------------------------------------------------------------------------------------------
2000         Disposition and write-down of Bertolini's restaurants                       0.5          -
             Write-down of another Bertolini's restaurant                                0.6         1.1

------------------------------------------------------------------------------------------------------------
             TOTAL                                                                                 $62.8
------------------------------------------------------------------------------------------------------------

     As noted in the above table, the charges included three litigation settlements Morton's had to pay, including a $2.3 million settlement in 1997 related to a sexual harassment suit filed against the company for actions taken by

Klaus Fritsch. Mr. Fritsch, a co-founder of Morton's of Chicago, is still "working" for the company and was paid more than $250,000 in 1999 and 2000.

     Finally, we note that there is virtually no liquidity in the shares of Morton's stock. Messrs. Bernstein and Baldwin and John Castle, the other director up for election, have engineered the repurchase of approximately 38% of Morton's outstanding shares in the last two years. This may make sense mathematically but it serves to reduce the already limited liquidity in the shares. This lack of liquidity has negatively affected the price of the shares.

                      ALLEN BERNSTEIN AND TOM BALDWIN HAVE
               ENRICHED AND ENTRENCHED THEMSELVES AT YOUR EXPENSE

     Not only have Allen Bernstein and Tom Baldwin provided a below average return to shareholders since Morton's became a public company but they have unduly enriched themselves for the past decade at your expense. Messrs. Bernstein and Baldwin and their management team receive lucrative cash compensation and, according to Morton's proxy statement, the employees of the company, primarily Messrs. Bernstein and Baldwin, have been granted approximately 1.7 million options. There are currently 1.16 million options outstanding, representing approximately 22% of the fully-diluted shares outstanding. This means they will receive approximately 22% of the upside on any increase in value of Morton's - whether they are responsible for it or not. The company's last Form 10-K indicated that the Board of the company granted an average of approximately 300,000 options to management per year for the last three years, or approximately 17% of the fully diluted shares outstanding, a substantial portion of which was granted to Messrs. Bernstein and Baldwin. Why does this board continue to richly reward such poor performance?

     Mr. Bernstein claims that he and Tom Baldwin beneficially own 12.6% of Morton's common stock. The truth is that, without the options their crony Board granted to them, they only own 274,705 shares, representing 6.6% of the outstanding shares. In fact, without Messrs. Baldwin's and Bernstein's shares, the other seven members of the Board own only 11,270 shares, representing less than 0.3% of the shares outstanding. Since Morton's has been a public company, Mr. Bernstein has exercised options for at least 238,105 shares of stock, 228,105 of which were exercised for $0.07 per share. That's a total investment of $16,000 for substantially all of the shares actually owned by Allen Bernstein. Therefore, even though Morton's share price performance has lagged behind the overall markets, Messrs. Bernstein and Baldwin have made money through their options, primarily at your expense. By way of comparison, BFMA has invested in excess of $8,000,000 in cash to purchase Morton's common stock and even the BFMA nominees, who own only 5,500 shares of Morton's common stock directly, have invested in excess of $100,000 in their stock. Are interests really the same as yours?

     Messrs. Bernstein and Baldwin also currently serve on the boards of numerous unrelated restaurant companies with some related to John Castle of Castle Harlan. Morton's 1999 proxy statement indicated that Messrs. Bernstein and Baldwin took an undisclosed amount of consulting fee income and equity securities from Wilshire Restaurant Group -- another Castle Harlan restaurant -- Are we paying them in excess of $2.4 million per year to work part-time? Whose interests do they really serve?

     To add insult to injury, Allen Bernstein, Tom Baldwin and their crony Board have entrenched themselves as well. This means that it would be difficult and expensive if shareholders wanted to unseat the Board and make changes at the company. Morton's has a number of significant anti-takeover devices put in place by management and the Board, including:

     o A Rights Agreement, commonly known as a "poison pill", which was implemented without shareholder approval, makes an acquisition of Morton's by a purchaser not approved by the Board practically impossible by permitting the amount of Morton's stock outstanding to be dramatically increased in the face of such a proposed acquisition. As described in Morton's Annual Report on Form 10-K published last month, this "pill" automatically goes into effect "10 days following the commencement or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15%" of Morton's stock. In other words, once BFMA or any other would-be purchaser NOT approved by the Board merely announced its intention to make a tender offer to acquire Morton's, the poison pill would be triggered; and

     o A staggered board, divided into three classes meaning that, even if 100% of the shareholders vote to change the Board, only three directors could be replaced at this meeting.

     Therefore, even if BFMA, or anyone else, made an offer to buy the company through a tender offer or otherwise, the Board would still have to approve the transaction in advance. This serves only to entrench Allen Bernstein, Tom Baldwin and their crony Board and make it difficult for shareholders to make changes at the company even when they believe that the current board is not representing the shareholder's interests. This protects their interests not yours!

     The Board has taken a number of actions to make it more difficult and more expensive for BFMA or anyone else to purchase the company. First, in the face of BFMA's interest in Morton's, the Board recently modified the company's poison pill. Second, Allen Bernstein and his crony Board have granted lucrative employment agreements and change of control agreements to Messrs. Bernstein, Baldwin and at least five others, some of which were granted as soon as BFMA's ownership interest and desire to meet with Morton's became known.

     According to Allen Bernstein's employment agreement, he is entitled to five years notice of termination and five years' salary and prorated bonus plus expenses and benefits following termination. He doesn't have to be fired to receive these payments, he just has to quit for "good reason." At his option, he can take as much as $4 million in a lump sum payment. This includes $17,200 per month in the form of an "expense account parachute." This payment to Mr. Bernstein equates to approximately $1.00 per share of value which a potential acquiror would not pay to the shareholders because they have to pay it to Mr. Bernstein. Tom Baldwin just received a new employment agreement, which entitles him to three years pay and perks. In total, seven employees have new change of control agreements that entitled them to three times their salary even if they quit for "good reason" after a change of control. In the aggregate, these termination and change of control payments could add approximately $7.4 million to the cost of buying the company, or $1.74 per share of value that would otherwise have been paid to the shareholders for their shares.

     Management currently has 1,159,337 options outstanding with an average exercise price of $16.10. If BFMA purchases Morton's at its offer price of $28.25, these options would have cost you $3.38 of value for each of your shares. At a purchase price of $28.25 per share, on average, each option will cost BFMA an estimated $12.15. This is an aggregate $14.1 million in extra purchase price that a buyer has to consider as a cost of the acquisition. If the option grants were not so excessive, you could have received an additional $3.38 per share. Add to this amount the approximate $7.4 million for termination and change of control payments, which is another $1.74 a share. Between their options, employment agreement payments and change of control agreement payments, the shareholders could have received an additional $5.12 for each of their shares.

     The stock repurchases coupled with Morton's excessive option grants to management further increase management's upside and increase shareholder dilution. Perhaps Messrs. Bernstein, Baldwin and Castle are planning to use your money to continue to buy shares of Morton's common stock on the open market as a prelude to taking Morton's private.

              BASELESS ATTACKS ON THE BFMA NOMINEES AND PRINCIPALS

     MR. BERNSTEIN CLAIMS: "These [BFMA] nominees will surely serve the interests of Florescue and BFMA, but we seriously question whether they will serve your interests and the interests of other Morton's shareholders."

     THE TRUTH IS: BFMA's interests ARE the same as yours. While BFMA is very interested in acquiring Morton's, we are waging this proxy battle to get Morton's to put itself up for sale to the highest bidder. BFMA realizes that, in such a process, it may not be the highest bidder and that if another bidder offers to purchase Morton's at a higher price, BFMA will either increase its offer price or be topped. Remember, the BFMA nominees would represent a minority of the Board and it would require at least two other directors to effect any action. BFMA and the BFMA nominees have not deviated from their request that Morton's should promptly be resold to the highest bidder so that ALL of Morton's shareholders will have an opportunity to maximize the value of their shares.

Our interests ARE your interests. BFMA is a shareholder that is very disappointed that Morton's stock hasn't performed better. We believe that the shares will never realize their true potential value with the current Board and management team in place.

     We initially attempted to share some of our thoughts with Mr. Bernstein and to make some friendly and informal suggestions regarding freeing up the trapped value in the shares. Mr. Bernstein refused to meet with us. However, Mr. Baldwin and Mr. Bernstein indicated that they weren't interested in our advice and then attacked us in writing. Perhaps, they believe that the BFMA nominees will not serve the personal interests of Morton's current management. We view a sale of the company to BFMA or a third party as the only way to stop the transfer of shareholder value to management before it's too late. BFMA has offered to purchase all of the shares of Morton's for $28.25 per share in cash and would consider offering a higher price if Morton's management and Board were able to demonstrate value not apparent in the publicly available information. If the Board is willing to truly explore a sale of the company, we believe that $28.25 is the minimum price shareholders would receive for their shares.

     MR. BERNSTEIN CLAIMS: "They [the BFMA nominees] are just representatives of Barry Florescue..."

     THE TRUTH IS: Messrs. Miersch, Delany and Bloom have represented that, subject to their fiduciary duties to Morton's shareholders, they will seek to convince other members of the Board to vote with them to form a Special Committee of the Board and hire independent financial and legal advisors to arrange a prompt sale of Morton's to the highest bidder and on the most favorable terms available to Morton's. They will represent ALL of the shareholders. Given Mr. Bernstein's own actions, it is offensive and hypocritical that he would allege that these three upstanding and successful citizens would do anything other than fulfill their fiduciary and other duties to the shareholders of Morton's. What is perfectly clear is that the incumbent Board has not done a good job of representing your interests as shareholders - and that they are resistant to the idea of bringing people in who will seek to maximize the value of your shares and shake up their "crony club." We note that, if Messrs. Miersch, Delany and Bloom are elected, the BFMA nominees will constitute a minority of the current nine members of the Board. Accordingly, the BFMA nominees would not be in a position, without the support of at least two other members of the Board, to effect any action. We ask you to elect the BFMA nominees as a means of keeping the Morton's board honest and providing some oversight to the process.

     MR. BERNSTEIN CLAIMS: That Mr. Florescue, BFMA's President and Chief Executive Officer has a track record of acting contrary to shareholder interests and for his own financial gain, which leads them to publicly question his true motivation and that "his public restaurant experience was the subject of devastating criticism in the national press."

     THE TRUTH IS: In his letter, Mr. Bernstein had a number of uncomplimentary things to say about Mr. Florescue, based on a 14 year-old magazine article and other commentary from his apparent background search. We believe that Mr. Bernstein's attacks against Mr. Florescue are unwarranted. BFMA has offered to acquire all of the shares of Morton's for $28.25 per share IN CASH. Mr. Florescue's stewardship of BFMA, Horn & Hardart Co. and other companies is irrelevant to the fact that BFMA is willing to pay a premium of 36% above the weighted average closing price of the shares for the 20 trading days prior to May 1, 2001, the day BFMA announced its offer. If BFMA purchases Morton's, the company would be privately-held and the current shareholders would no longer have a continuing interest in Morton's going forward.

     Furthermore, the alleged facts underlying Mr. Bernstein's attacks on Mr. Florescue's activities are misleading and incomplete. These are nothing more than Mr. Bernstein's crafty way to deflect the criticism that should fall on Mr. Bernstein himself. Mr. Bernstein uses words like "findings" and "charged" to distract you from the facts. The fact is, when you are a successful, hard driving businessperson like Mr. Florescue, certain people will try to take advantage of you (similar to the way Mr. Bernstein and his Board are taking advantage of you now). Mr. Florescue has simply fought for his rights and has successfully dealt with each situation raised by Mr. Bernstein as described below. We suggest that you judge for yourself rather than take Mr. Bernstein's "spin" at face value.

Horn & Hardart

     Despite the allegations that the author of the 1987 Forbes article cited by Mr. Bernstein wrote about Mr. Florescue, the shareholder returns at Horn & Hardart show unequivocally that Mr. Florescue created a tremendous amount of shareholder value. The 819% cumulative total return enjoyed by Horn & Hardart shareholders during the ten year period from Mr. Florescue's arrival in October 1977 to the date of the magazine article in June 1987 -- as shown in the graph below -- far exceeds the feeble 35% cumulative total return to shareholders during Messrs. Bernstein's and Baldwin's nearly nine years as senior officers and directors of Morton's as a public company. You decide which executive created more value for his respective shareholders.


                     OCT-77   DEC-77   DEC-78   DEC-79   DEC-80  DEC-81   DEC-82  DEC-83   DEC-84   DEC-85   DEC-86  JUN-87
                     ------   ------   ------   ------   ------  ------   ------  ------   ------   ------   ------  ------
Horn & Hardart        $100     $132     $193     $480     $691    $491     $985   $1,360    $764     $558     $891    $919
NASDAQ                $100     $108     $121     $155     $207    $201     $238     $286    $254     $333     $358    $436
Dow Jones             $100     $102      $98     $102     $118    $107     $128     $154    $148     $189     $232    $292

Century Bank

     In February 1997, the Office of Thrift Supervision (the "OTS") made certain allegations that Mr. Florescue abused his ownership and control of Century Bank (of which he owns 98%). These were allegations and nothing else. In order to avoid the long and costly process of litigating with the OTS, Mr. Florescue signed a stipulation agreement with the OTS neither admitting nor denying any of the allegations and agreed to pay a nominal fine. Since that time, there have been no issues with the OTS, and Mr. Florescue continues to own Century Bank while remaining on the bank's board and serving as Chairman and CEO of the bank's holding company. Today Century Bank is twice as large as it was in 1997 and its net worth is 300% higher than it was at the end of 1996. It is a credit to Mr. Florescue that he avoided a potential loss of Century Bank and costly litigation.

Schupak

     Mr. Schupak did sue Mr. Florescue in 1992, as Mr. Bernstein's letter suggests. However, the lawsuit was simply a stalling tactic by Mr. Schupak, an experienced lawyer. In 1998, the lawsuit was settled and Mr. Schupak subsequently turned over to Mr. Florescue a significant amount of cash and other assets.

Commonwealth

     Mr. Florescue was sued by Commonwealth Savings and Loan Association in 1987, as Mr. Bernstein's letter suggests. However, the lawsuit occurred after Mr. Florescue and his affiliates refused to purchase Commonwealth without being afforded the opportunity to perform customary due diligence. Mr. Florescue believes the lawsuit was filed because the Chairman of Commonwealth was attempting to hide the criminal actions of the Chairman's brother which actions resulted in the brother being sentenced to almost 4 years in Federal prison and ordered to pay restitution of $33 million. Soon thereafter, Commonwealth was forced into liquidation by the regulators.

     Perhaps the Morton's Board is attacking Mr. Florescue because Allen Bernstein, Tom Baldwin and John Castle will do anything in their power not to sell Morton's to BFMA or anyone, even if it means that they spend your money to retain their coveted positions.

                       THE BFMA OFFER IS REAL AND CREDIBLE

     On May 1, 2001, BFMA sent a letter to Mr. Bernstein and the Board making a fully financed offer to acquire all of the shares of Morton's at $28.25 per share in cash. To finance the offer, in addition to BFMA's own commitment to provide no less than $20 million of equity to the acquisition, BFMA has received a commitment from Icahn Associates Corp., an affiliated entity of Carl C. Icahn, to provide $240 million of financing. This is more than enough capital to consummate the purchase of Morton's at our offer price, refinance any debt of Morton's and pay the necessary fees and expenses of a transaction of this nature. To date, BFMA has expended substantial resources in connection with its offer, including its investment of more than $8,000,000 in Morton's common stock and the expenditure of millions of dollars on commitment fees, legal fees and related expenses in connection with this process.

                        NOW IS THE TIME TO EXPLORE A SALE

     Despite Morton's reported record operating performance in fiscal year 2000, its stock trades at very low multiples of its EBITDA (earnings before depreciation, amortization, interest and taxes) and earnings per share compared to comparable companies. We believe that Morton's poor valuation and low multiples are not temporary anomalies. Rather, they are based on the relatively small size of Morton's total market capitalization, the very limited liquidity in Morton's stock due in large part to management's significant stock buy backs, the poor communication by management with its shareholders, the lack of sponsorship of the stock, and the volatile nature of the restaurant industry. The poor valuations and low multiples are therefore unlikely to improve in the future. Morton's should not be a public company.

     We question the commitment of Allen Bernstein, Tom Baldwin, John Castle and the other Morton's directors to maximize shareholder value for ALL shareholders. BFMA has learned from its discussions with industry contacts, investment bankers and other shareholders of Morton's that Mr. Bernstein has been approached about various sale-type transactions. BFMA believes Mr. Bernstein and the other directors have been resistant to these offers because they realize that, in any such transaction, they would no longer be officers or directors of Morton's. Further, we believe that Messrs. Bernstein, Baldwin and Castle may be planning to use your money to continue to buy shares of Morton's common stock on the open market as a prelude to taking Morton's private for themselves at a lower price.

     Or maybe it is the lucrative salaries, bonuses, cheap option packages and other compensation that keeps them from exploring a sale. Or it could just be the great tickets to basketball games and the free steaks and wine. Whatever the reason, it is apparent that, given their track record, you should not want it to continue any longer.

                VOTE NOW TO PROTECT THE VALUE OF YOUR INVESTMENT

     Each Morton's shareholder has a clear-cut choice: vote for the three BFMA nominees who will attempt to convince the other directors to form a Special Committee to explore the sale of Morton's OR choose the status quo and allow management to continue to act in its own self-interest. Management's inaction speaks for itself. We believe that they are more interested in keeping their positions and perquisites than in maximizing shareholder value. Their request that you stick with them is neither credible nor likely to result in a higher value for your shares.

     A VOTE FOR THE BFMA NOMINEES IS A VOTE FOR SHAREHOLDER VALUE. IF YOU BELIEVE THAT MORTON'S SHOULD EXPLORE A SALE TO THE HIGHEST BIDDER TO MAXIMIZE VALUE, YOU MUST ACT NOW! YOUR VOTE AND PROMPT ACTION ARE IMPORTANT. WE URGE YOU TO GRANT YOUR PROXY FOR THE BFMA NOMINEES BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD TODAY.


                                             Sincerely,

                                             /s/ Barry Florescue

                                             Barry Florescue
                                             President and Chairman of the Board
                                               of BFMA Holding Corporation


--------------------------------------------------------------------------------
                         ********** IMPORTANT **********

     Please vote the BLUE card TODAY FOR the BFMA nominees. We urge you not to sign any proxy card sent to you by Morton's, even to vote against the incumbent Board of Directors. Remember, each properly executed proxy you submit revokes all prior proxies. Even if you have already submitted a proxy sent to you by Morton's, you should sign and return the BFMA BLUE Proxy.

     IF ANY OF YOUR SHARES HARE HELD IN THE NAME OF A BANK OR BROKER OR OTHER NOMINEE, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM/HER TO VOTE ON THE BLUE PROXY CARD FOR THE BFMA NOMINEES.

     IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE FEEL FREE TO CONTACT: INNISFREE M&A INCORPORATED AT TOLL FREE-1-888-750-5834. BANKS AND BROKERS CALL COLLECT AT 212-750-5833.

--------------------------------------------------------------------------------


                              SECURITIES LAW LEGEND

     A PROXY STATEMENT DATED APRIL 26, 2001 DESCRIBING BFMA'S SOLICITATION OF PROXIES TO ELECT CLASS 3 DIRECTORS WAS PREPARED AND MAILED TO ALL SHAREHOLDERS. YOU SHOULD READ THE PROXY STATEMENT TO OBTAIN INFORMATION ABOUT BFMA HOLDING CORPORATION, ITS OFFICERS AND DIRECTORS, INCLUDING RICHARD A. BLOOM, LOGAN D. DELANY, JR., AND CHARLES W. MIERSCH. A COPY OF THE PROXY STATEMENT AND OTHER RELATED DOCUMENTS PREPARED BY OR ON BEHALF OF BFMA AND FILED WITH THE SEC ARE AVAILABLE FOR FREE, EITHER AT THE WEB SITE OF THE SEC (http://www.sec.gov) OR FROM BFMA BY WRITING TO: BFMA HOLDING CORPORATION, 50 EAST SAMPLE ROAD, POMPANO BEACH, FL 33064, ATTENTION: SECRETARY.